Exhibit 10.1

THE POWER MANAGEMENT LEADER

December 7, 2012

Gary W. Tanner

812 Stonewall Ridge Lane

Austin, TX 78746

Dear Gary

It is my pleasure to extend you an offer to join International Rectifier Corporation (“IRC”), subject to approval of the IRC Board of Directors (“Board”).  Your position be Executive Vice President and Chief Operations Officer, reporting to Oleg Khaykin, President & Chief Executive Officer, at a starting annual base salary of $350,000. Your employment start date would be on or about January 2, 2013.

This offer includes the following:

STOCK OPTIONS: Management will recommend to the Compensation Committee (“Compensation Committee”) of the Board that you be granted an option to purchase 100,000 shares of IRC common stock (“Option Award”). It is anticipated that, if granted, the Option Award would be formally granted on the third business day following the filing with the US. Securities and Exchange Commission of IRC’s next required periodic report on Form 10-Q, after the date your employment commences and the exercise price of the options would equal the fair market value of a share of IRC common stock and would be priced at the closing price of a share of IRC common stock on the New York Stock Exchange on that day. The grant date may be further extended at the discretion of the Compensation Committee or management. The Option Award would be scheduled to vest, subject to your continued employment, in equal annual installments over three years from your employment start date, and have a maximum of a five year term commencing on the date of grant. All grants are subject to the approval of the Compensation Committee or any other delegated body for that purpose (and any other further conditions established thereby), and will also be subject to the terms and conditions of the International Rectifier Corporation 2011 Performance Incentive Plan (the “Plan”), as well as the company’s standard term, vesting requirements and option award agreement (and ancillary award documentation) for employee stock option grants under the Plan.

RESTRICTED SHARES: Management will recommend to the Compensation Committee that you be granted a restricted stock unit (“RSU”) award for 15,000 shares of IR common stock (“RSU Award”), to be granted at the same time as the Option Award. The RSU Award would be scheduled to vest, subject to your continued employment, in equal annual installments over three years from your employment start date.

All grants are subject to the approval of the Compensation Committee or any other delegated body for that purpose (and any other further conditions established thereby), and will also be subject to the terms and conditions of the Plan, as well as the company’s standard term, vesting requirements and award agreement (and ancillary award documentation) for employee RSU awards under the Plan.

INCENTIVE PLAN: You will participate in the company’s Executive Cash Incentive Plan, with a bonus target of 70% of your base salary, each as in effect or amended from time to time. The incentive objectives would include corporate and/or individual objectives as established from time to time by the Compensation Committee with recommendations from the President & Chief Executive Officer.

EXECUTIVE RELOCATION PACKAGE: A copy of our relocation policy is included for your reference. This relocation package may only be used within twenty four (24) months of your start date. By accepting relocation assistance from IRC, you are obligated to reimburse IRC all such moneys paid to you and on your behalf as part of the program, should you voluntarily terminate employment or be terminated for cause, prior to the completion of one year after relocation and following the completion of such one year, you shall be further obligated to reimburse IRC for 50% of all such amounts should you voluntarily terminate employment or be terminated for cause, prior to the completion of two years after relocation.

IRC will provide you with up to four (4) months of temporary living assistance not to exceed $3,000 in any such month.

Items related to your relocation package which are considered taxable will be grossed up to offset tax liabilities you may incur, in accordance with the company’s standard practices in this area.

BENEFITS: Up to 29 days equivalent 232 hours Paid time off (which is a combination of holiday pay, vacation pay and sick pay),  medical, dental, life insurance, 401(k) plan, and all other benefits in accordance with standard company plans, limitations and conditions, and any revisions thereof in effect from time to time. A current benefits summary is enclosed.

Employment at IRC is contingent upon proof of legal right to work in the United States under applicable law, satisfactorily completing a post-offer physical examination, drug test and background check including E-Verify confirmation of the accuracy of your right to work documentation.  Arrangements will be made to accomplish this upon the acceptance of this offer. Your employment is at will and can be terminated by either party at any time, for any reason, with or without cause. IRC reserves the right to change the terms and conditions of anyone’s employment at any time.

New Hire Orientation will be held from 9:15am - 3:00pm on your first day. Please report to the Main Lobby at 101 N. Sepulveda Blvd., El Segundo, CA 90245.

Your acceptance of this offer and the conditions upon which it is made will be confirmed by your signing and returning this agreement. The offer will expire on December 14, 2012, if not otherwise accepted below.

Gary, we are looking forward to you joining the IRC Leadership Team.

/s/ Gary W. Tanner	/s/ Petra Nagel
Gary W. Tanner	Petra Nagel
VP, Human Resources

Date: December 7, 2012	Date: December 7, 2012